Exhibit 99.1

Organovo and BICO (CELLINK) Reach Licensing Agreement on Bioprinting Patents

February 23, 2022

San Diego, CA, February 23, 2022—Organovo Holdings, Inc. (Nasdaq: ONVO), and BICO today announced they have reached agreement on a broad license for BICO and its affiliate companies to Organovo’s foundational patent portfolio in 3D bioprinting.  Founded in 2016, BICO (formerly Cellink) is the leading bio convergence company in the world.  Cellink continues to operate as a wholly owned division of BICO.

Organovo exclusively licensed early bioprinting work by Gabor Forgacs, its scientific founder, and Thomas Boland of Clemson, both bioprinting pioneers.  After its founding, the company did early innovation in the 3D bioprinter space and obtained a further broad set of patents that provide foundational claims in the bioprinting space.  In order to broaden the impact of the technology and serve the needs of a broad array of researchers and other users of bioprinting, the company seeks to make these patents available for license to first rate bioprinter developers.

Organovo Executive Chairman Keith Murphy commented, “Organovo celebrates the success of CELLINK’s bioprinting product lines in opening up the horizons of 3D bioprinting to customers.  We are proud to be a part of enabling CELLINK and BICO to grow these products and we look forward with excitement to their next generation of bioprinters.”

Organovo and BICO were engaged in several legal disputes regarding the patents.  Under the new agreement, all civil actions regarding potential infringement and IPRs concerning validity of Organovo’s patents are dismissed and/or terminated. Both BICO and Organovo have released each other from all previous claims, demands liabilities and costs in favor of the beneficial and sustainable solution created through this patent license agreement.

About Organovo

Organovo is an early-stage biotechnology company that is developing and utilizing highly customized 3D human tissues as dynamic models of healthy and diseased human biology for drug development. The company’s proprietary technology is being used to build functional 3D human tissues that mimic key aspects of native human tissue composition, architecture, function and disease.  Organovo’s advances include cell type-specific compartments, prevalent intercellular tight junctions, and the formation of microvascular structures. Management believes these attributes can enable critical complex, multicellular disease models that can be used to develop clinically effective drugs for selected therapeutic areas.

Forward Looking Statements

Any statements contained in this press release that do not describe historical facts constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements include, among others, those related to the potential benefits to Organovo of the licensing agreement between Organovo and BICO. The forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. These risks and uncertainties and other factors are identified and described in more detail in the Company’s filings with the SEC, including its Annual Report on Form 10-K filed with the SEC on June 15, 2021, as such risk factors are updated in its most recently filed Quarterly Report on Form 10-Q filed with the SEC on February 14, 2022.

You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered with any written or oral forward-looking statements that the Company may issue in the future. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events.

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